Exhibit 2.3

Agreement on the Amendment of the Pooling Agreement 2006

between

Fresenius SE & Co. KGaA

Else-Kröner-Straße 1, 61352 Bad Homburg vor der Höhe,

– “FSE KGaA” – ,

Fresenius Medical Care Management AG

Else-Kröner-Straße 1, 61352 Bad Homburg vor der Höhe,

– “FMC Management AG” –

– acting for itself and in its capacity as general partner of
Fresenius Medical Care AG & Co. KGaA (“FMC KGaA”) –,

Mr. William P. Johnston

in his capacity as a GP Independent Director (hereinafter referred to as “Independent Director”)

– “Mr. Johnston” –,

and

Mr. Rolf A. Classon

in his capacity as a GP Independent Director (hereinafter referred to as “Independent Director” and jointly with Mr. Johnston as “Independent Directors”)

– “Mr. Classon” –

FSE KGaA, FMC Management AG, Mr. Johnston and Mr. Classon hereinafter jointly referred to as the “Parties” or each individually as a “Party”.

Preamble

(A)                            Reference is made to the Pooling Agreement entered into on 13 February 2006 between FSE KGaA (in its previous legal form as Fresenius AG), FMC Management AG as well as Messrs. Walter L. Weisman and John G. Kringel in their capacity as Independent Directors (the “Pooling Agreement”). The Pooling Agreement is attached hereto as Annex. Unless explicitly defined otherwise in this Amendment, all capitalized terms used herein shall have the same meaning as assigned to them in the Pooling Agreement.

(B)                            Pursuant to Clause 7 (c) of the Pooling Agreement, any amendment to the Pooling Agreement must be made in writing and signed by or on behalf of FSE KGaA, FMC Management AG and the Independent Directors and also requires the approval of at least 75% of FMC KGaA’s shareholders (other than FSE KGaA and its affiliated companies) represented at a general meeting.

(C)                            Based on respective resolution proposals by the supervisory board of FMC KGaA and FMC Management AG’s management board, the annual general meeting of FMC KGaA held on 12 May 2016 (“AGM”) resolved under its agenda item 10 to amend Clause 5 (c) and Clause 5 (d) of the Pooling Agreement. This amendment was made in order to allow for a higher degree of flexibility with regard to FMC KGaA’s financial reporting standards applied to the preparation of its financial statements and other financial information filed with the U.S. Securities and Exchange Commission. The amendment was approved by a majority of 99,96% of FMC KGaA’s shareholders (other than FSE KGaA and its affiliated companies) represented at the AGM.

(D)                            In light of this resolution by the AGM, the Parties wish to fulfill the remaining formal requirements for an amendment of the Pooling Agreement as stipulated by Clause 7 (c) of the Pooling Agreement by entering into this written Amendment.

NOW THEREFORE, the Parties agree as follows:

1                                      Amendment of Clause 5 (c) and Clause 5 (d) of the Pooling Agreement

1.1                            Clause 5 (c) and Clause 5 (d) of the Pooling Agreement are amended to read as follows:

„5. Listing of American Depositary Shares; SEC Filings. During the term of this Agreement, Fresenius AG and FMC Management AG shall use their best efforts as sole shareholder of FMC Management AG and general partner of FMC KGaA, respectively, to cause FMC KGaA to, and FMC KGaA shall:

[…]

(c)           prepare all financial statements required to be included in any Securities Filings in accordance with US GAAP or the International Financial Reporting Standards (“IFRS”);

(d)           on an annual basis, prepare audited consolidated financial statements including, without limitation, a balance sheet, a statement of operations and a statement of cash flows, and all appropriate notes, all in accordance with US GAAP or IFRS and, on a quarterly basis, prepare and furnish to the SEC consolidated financial statements prepared in accordance with US GAAP or IFRS under cover of form 6-K or a comparable successor form;

[…].”

1.2                            Except for the amendments made in Section 1.1 above, the Pooling Agreement shall remain unchanged.

1.3                            The amendments made in Section 1.1 above shall be effective as of the date all Parties have signed this Amendment.

2                                      Severability

Should any provision of this Amendment be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent as far as the law permits. The aforesaid shall apply mutatis mutandis to any gap in this Amendment.

3                                      Governing Law

This Amendment shall be governed by, and construed in accordance with, the laws of Germany, excluding the German conflicts of laws rules and further excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

Fresenius SE & Co. KGaA	Fresenius Medical Care
Management AG

represented by its general partner	for itself and as general partner of
Fresenius Management SE	Fresenius Medical Care AG & Co. KGaA

/s/ Stephan Sturm	/s/ Rice Powell

Stephan Sturm	Rice Powell
Chairman of the Management Board	Chairman of the Management Board

/s/ Prof. Dr. Jürgen Götz	/s/ Michael Brosnan

Prof. Dr. Jürgen Götz	Michael Brosnan
Member of the Management Board	Member of the Management Board

/s/ Rolf A. Classon

Rolf A. Classon
Independent Director

/s/ William P. Johnston
William P. Johnston
Independent Director